Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Meade Instruments Corp.

at

$3.65 Net Per Share

by

VictoryOne Inc.

a wholly owned subsidiary of

MIT Capital Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 19, 2013, UNLESS THE OFFER IS EXTENDED.

June 20, 2013

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

VictoryOne Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MIT Capital Inc., a California corporation (“MIT”), is making an offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Meade Instruments Corp., a Delaware corporation (“Meade”), at $3.65 per Share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated June 20, 2013, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed material to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, that (i) there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended pursuant to its terms) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by MITC, represents a majority of all Shares outstanding, on a fully diluted basis; (ii) MITC being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated May 17, 2013 by and among JOC North America LLC, JOCNA Inc, and Meade has been terminated and that a definitive merger agreement, in a form satisfactory to MITC in its reasonable discretion, among Meade, MITC and Purchaser has been executed; (iii) MITC being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict MITC’s offer and the proposed merger with Meade; and (iv) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign statutes or regulations, having expired or been terminated. The Offer is also subject to certain other terms and conditions. See Section 14 – “Conditions of the Offer” of the Offer to Purchase. The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 – “Terms of the Offer” of the Offer to Purchase).

Enclosed herewith are the following documents:

1.	Offer to Purchase, dated June 20, 2013;

2.	Letter of Transmittal to be used by stockholders of Meade in accepting the Offer and tendering Shares, including guidelines for certification of Taxpayer Identification Number on Form W-9;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to VStock Transfer LLC, the Depositary for the Offer, by the expiration of the Offer;

4.	A printed letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Return envelope addressed to the Depositary (as defined below).

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to VStock Transfer LLC (the “Depositary”) of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Neither MITC nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than VStock Transfer LLC (the “Information Agent”) or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Friday, July 19, 2013.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

WE REQUEST THAT YOU CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 19, 2013, UNLESS THE OFFER IS EXTENDED.

Very truly yours,

VStock Transfer LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF MITC, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Offer is:

VStock Transfer LLC

77Spruce Street

 Suite 201

Cedarhurst, New York 11516

(212) 828-8436

Banks and Brokerage Firms, Please Call: (212) 828-8436

Stockholders Call Toll Free: (855) 987-8625

E-mail: info@vstocktransfer.com

June 20, 2013